EXHIBIT 23.1


       CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM


      We consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" in the Post Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form SB-2 (No. 333-100568) and related Prospectus of Oragenics, Inc. for the registration of 297,724 shares of its common stock issuable upon exercise of warrants and to the incorporation by reference therein of our report dated January 30, 2004, with respect to the financial statements of Oragenics, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Tampa, Florida
October 15, 2004